UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2008

WIND ENERGY AMERICA INC.

(formerly Dotronix, Inc.)

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-9996	41-1387074
(Commission File Number)	(IRS Employer Identification No.)

12100 Singletree Lane, Suite 100

Eden Prairie, MN 55344

(Address of Principal Executive Offices)(Zip Code)

(952) 746-1313

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition of Assets

On February 29, 2008 the registrant Wind Energy America Inc. (the “Company”) completed its significant acquisition of assets from Boreal Energy Inc., a Minnesota corporation (“Boreal”). Boreal is a wind farm developer based in suburban St. Paul, Minnesota. Boreal assets were purchased by the Company in a taxfree transaction in consideration for 28,500,000 unregistered common shares of the Company. There was no material relationship between Boreal and the Company or any of their respective officers, directors or affiliates other than with respect to this transaction.

Boreal assets purchased by the Company in this transaction included Boreal’s interests and development rights to various wind farm projects in the Upper Midwest and Great Plains regions and located in some of the most favorable wind regimes in North America for generation of electricity from wind power turbines. This extensive “pipeline” of wind power projects includes approximately 1,200 megawatts of rated turbine power capacity in various phases of design or development. Boreal assets purchased by the Company also include a 15% equity interest in Navitas Energy Inc., a leading commercial wind power developer based in Minneapolis which develops, owns and operates wind energy projects in the USA.

Item 3.02   Unregistered Sale of Equity Securities

Effective February 29, 2008 the registrant issued 18,500,000 shares of its common stock to Boreal Energy Inc. as consideration for the foregoing described purchase of assets from Boreal. No commissions were involved in this transaction and these 18.5 million shares were offered and sold in reliance on the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02   Departure and Appointment of Certain Officers

On March 1, 2008, Robert O. Knutson resigned his position as Chief Executive Officer and Chief Financial Officer of the registrant, and concurrent thereto Darrel Kluge was appointed by the Board of Directors to serve as Chief Executive Officer and Chief Financial Officer of the registrant. Mr. Kluge has been active in the investment banking and brokerage industry for at least the past 16 years, including being a registered representative of Feltl and Company (Minneapolis, MN) from 2002-2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 29, 2008	Wind Energy America Inc.
	By	/s/ Robert O. Knutson
Robert O. Knutson, Chief Executive Officer